Exhibit 99.1

EPL Announces Third Quarter 2008 Results and Successful Well in East Bay

NEW ORLEANS--(BUSINESS WIRE)--November 6, 2008--Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today reported financial and operational results for the third quarter of 2008, and announced its seventh successful well drilled this year in its East Bay field.

Financial Results

The Company reported net income of $34.4 million, or $1.07 of net income per diluted share, for the third quarter of 2008 compared to a net loss of $4.0 million, or a $0.12 net loss per diluted share, for the third quarter of 2007. Results for the third quarter of 2008 included an after-tax non-cash unrealized gain on derivative instruments of $19.0 million. Excluding the after-tax impact of the non-cash unrealized gain on derivative instruments, EPL’s adjusted third quarter 2008 net income, a non-GAAP measure, would have been $15.4 million or $0.48 of net income per diluted share (see reconciliation of adjusted non-GAAP net income in the tables).

Revenue for the third quarter of 2008 was $94.7 million versus $110.4 million in the same period a year ago. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, was $52.7 million for the third quarter of 2008, compared with $66.5 million in the third quarter of last year (see reconciliation of discretionary cash flow schedule in the tables). Cash flow from operating activities in the third quarter of 2008 was $101.8 million compared with $62.6 million in the same quarter a year ago. EPL benefited in the third quarter from strong commodity prices and lower expenses, including dryhole, general and administrative (“G&A”), lease operating (“Loe”), and depreciation, depletion and amortization expenses. The lower expenses experienced in the third quarter of 2008 were a direct result of an ongoing and concerted effort to reduce 2008 cash operating costs and a material reduction in the Company’s dryhole expenses versus the prior year. These benefits were offset by reduced revenues as a result of storm related shut-in production due to Hurricanes Gustav and Ike (“hurricanes” or “storms”).

Production for the third quarter of 2008 averaged 12,263 barrels of oil equivalent (“Boe”) per day. Natural gas production averaged 42.4 million cubic feet (“Mmcf”) per day and oil production averaged 5,189 barrels of oil per day. Third quarter 2008 production volumes were lower than third quarter 2007 production volumes of 23,701 Boe per day due to natural production declines year over year and the impact of approximately 4,400 Boe per day average for the quarter of shut-in production due to hurricanes.

Price realizations, all of which are stated before the impact of derivative instruments, averaged $114.61 per barrel for oil and $10.22 per thousand cubic feet (“Mcf”) of natural gas in the third quarter of 2008, compared to $70.89 per barrel and $6.62 per Mcf in the third quarter of 2007.

For the nine months ended September 30, 2008, the Company reported net income of $40.8 million, or $1.27 of net income per diluted share. This compares to a net loss of $6.5 million, or an $0.18 net loss per diluted share in the same period of 2007. Discretionary cash flow for the first nine months of 2008 totaled $181.8 million compared to $208.2 million in the same period a year ago (see reconciliation of discretionary cash flow in table). Cash flow from operating activities in the first nine months of 2008 was $221.2 million compared to $229.9 million in the same period of 2007.

For the first nine months of 2008, the Company said capital expenditures for exploration and development activities totaled $172.8 million. The Company’s full year 2008 capital expenditures for exploration and development activities are projected to total approximately $200 million.

As of September 30, 2008, the Company had cash on hand of $15.6 million and total debt of $454.5 million. The Company had no outstanding debt on its bank facility at the end of the third quarter, with $150.0 million of borrowing capacity available. The Company is currently undergoing its customary semi-annual borrowing base redetermination, which is expected to be completed later this month.

The Company announced today that in October 2008 it had named David P. Cedro as its new Vice President, Controller and Principal Accounting Officer. Mr. Cedro is responsible for overseeing all aspects of EPL's accounting functions. He has over 16 years of accounting and finance experience including management positions held from 1992 to 2003 within Ernst & Young LLP and Arthur Andersen LLP, current Big 4 and former Big 6 international accounting firms, respectively. In 2003, Mr. Cedro joined The Shaw Group Inc., a Fortune 500 company that, among other services, provides engineering and construction support to the energy sector, where he held various executive positions until March 2008. Immediately prior to joining EPL, he was Corporate Controller for Bayou Steel, LLC, a steel manufacturing company recently acquired by ArcelorMittal SA. He is a Certified Public Accountant and holds a M.S. and B.S. in Accounting from the University of New Orleans.

2008 Operations

As previously reported, the vast majority of EPL’s producing properties, which are located in the Gulf of Mexico (“GOM”), have suffered minor damage as a result of Hurricanes Gustav and Ike. Current daily production is approximately 50% of pre-storm production levels. Restoration of the Company’s remaining production is dependent upon the acceptance of production by third party sales pipelines damaged during the storms. Based on estimates from these third parties, EPL expects the vast majority of its pre-storm production to be restored in the latter part of this year’s fourth quarter.

In addition to restoration of hurricane-related shut-in production before year end 2008, the Company has two projects from prior years’ discoveries scheduled to commence production in 2008, including the deepwater Raton gas well in Mississippi Canyon 248 and one GOM Shelf (“Shelf”) well. The Raton well, a deepwater gas discovery, is scheduled to commence production late fourth quarter of this year. EPL has a 33% non-operated working interest in this well. On the Shelf, the Company anticipates the start of production late in the fourth quarter from the South Marsh Island 79 #E-1 well, a 100% EPL owned gas discovery awaiting a third party pipeline repair. EPL is currently projecting full year 2008 production in the range of 13,000 to 14,000 Boe per day, with its fourth quarter 2008 production estimated to average between 9,000 and 11,000 Boe per day. With the benefit of these new sources of production and the current schedule of hurricane-related production restoration, EPL projects its 2008 production exit rate will range from 16,000 to 20,000 Boe per day.

The Company announced that in its East Bay development program, it has drilled its seventh successful sidetrack this year, the OCS-694 #147st, with over 145 feet of net pay and four pay sands. EPL’s drillwell 2008 performance to date on the Shelf, all within its core areas of South Timbalier, Bay Marchand and East Bay, is at a 93% success rate. This rate is above its historical success rate of 75%, with the development drillwell program yielding better than expected results from oil opportunities exploited in East Bay and from several projects in South Timbalier 26. This includes three wells in Bay Marchand, three in South Timbalier 26 and seven in East Bay. Regarding its 2008 development program, EPL expects to complete one additional rig workover operation in the East Bay field before the end of year.

Richard A. Bachmann, EPL’s Chairman and CEO, commented, “I am extremely pleased with the progress our staff has made towards meeting our key goals this year, which include stabilizing production, improving our drilling results and controlling our costs. We have stabilized production, and, more importantly, we were able to add significant new sources of production from our successful drilling programs prior to the hurricanes despite not yet having contribution from our deepwater Raton well. Controlling our costs throughout this year has positioned us well during this period of production disruptions caused by the hurricanes. We also expect to be within our planned capital budget of $200 million for 2008 despite the additional cost from the storms to our rig operations.”

Bachmann continued, “Our overall investment approach going forward into 2009 will be conservative. We plan to manage capital expenditures one quarter at a time in a concerted effort to stay well below our expected cash flow. Our current concerns are not with liquidity since we have always strived to live within our cash flow, but with the changing price environment. We remain prospect rich with a multi-year exploitation and exploration drilling inventory and we will prudently evaluate the timing of these investment options. We plan to slow down our capital expenditures in early 2009 by reducing rig utilization until drilling and service costs come in line with the most recent decreases in commodity prices. We also will continue to focus on controlling our cash operating costs. These combined efforts will enable us to build cash which could be used to be opportunistic when acquisition opportunities arise or to pay down debt.”

Conference Call Information

EPL has scheduled a conference call for today, November 6, 2008 at 8:00 A.M. central time to review results for the third quarter and the first nine months of 2008. On the call, management will discuss operational and financial results, as well as provide fourth quarter and full year guidance. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 70750249.

The call will be available for replay beginning two hours after the call is completed through midnight of November 12, 2008. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 70750249.

The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

  reserve and production estimates;
  estimated timing of production restoration;
  oil and natural gas prices;
  the impact of derivative positions;
  production expense estimates;
  cash flow estimates;
  future financial performance;
  planned capital expenditures; and
  other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2007 and Form 10-Q as of September 30, 2008 to be filed shortly, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

ENERGY PARTNERS, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Oil and natural gas	$94,626	$110,327	$317,723	$340,313
Other	46	111	133	254
	94,672	110,438	317,856	340,567

Costs and expenses:
Lease operating	16,004	19,041	44,880	53,227
Transportation expense	379	805	1,045	1,870
Exploration expenditures and dry hole costs	2,605	15,130	29,352	67,313
Impairments	110	7,562	1,843	14,555
Depreciation, depletion and amortization	22,731	41,718	84,785	133,691
Accretion expense	1,111	1,127	3,254	3,330
General and administrative	12,052	12,465	34,904	48,367
Taxes, other than on earnings	3,034	2,379	8,728	7,448
Gain on insurance recoveries	-	-	-	(8,084)
(Gain) loss on sale of assets	(283)	920	(6,877)	(6,100)
Other	(5)	2,395	1,153	2,387
Total costs and expenses	57,738	103,542	203,067	318,004

Business interruption recovery	-	-	-	9,084
Income from operations	36,934	6,896	114,789	31,647

Other income (expense):
Interest income	284	216	651	786
Interest expense	(11,124)	(12,901)	(34,475)	(33,287)
Gain (loss) on derivative instruments	27,944	(185)	(16,865)	1,722
Loss on early extinguishment of debt	-	-	-	(10,838)
	17,104	(12,870)	(50,689)	(41,617)

Income (loss) before income taxes	54,038	(5,974)	64,100	(9,970)
Income taxes	(19,593)	2,011	(23,344)	3,433

Net income (loss)	$34,445	$(3,963)	$40,756	$(6,537)

Basic earnings (loss) per share	$1.07	$(0.12)	$1.28	$(0.18)

Diluted earnings (loss) per share	$1.07	$(0.12)	$1.27	$(0.18)

Weighted average common shares used in computing earnings (loss) per share:
Basic	32,057	31,734	31,927	35,435
Incremental common shares	60	-	48	-
Diluted	32,117	31,734	31,975	35,435

Net income (loss), as reported	$34,445	$(3,963)	$40,756	$(6,537)
Add back:
Impact of unrealized (gain) loss due to the change in fair market value of derivative instruments	(29,784)	1,492	(780)	(415)

Deduct:
Impact of income taxes on change in fair market value of derivatives at the applicable income tax rate for the period	10,722	(507)	281	141

Adjusted Non-GAAP net income (loss)	$15,383	$(2,978)	$40,257	$(6,811)

The table above reconciles net income (loss) as reported to an adjusted non-GAAP amount and is provided as supplemental information, and should not be relied upon as alternative measures to GAAP.  The Company's management utilizes both the GAAP and the non-GAAP results, calculated above, to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the certain items.  Management believes in certain cases, the Company's GAAP results are not indicative of the Company's operating performance for the applicable period, nor should they be considered in developing trend analysis for future periods. Specifically, the Company believes that it is useful to provide investors with information regarding the impact of the unrealized gains and losses due to the change in fair market value of derivative instruments because the unrealized gains or losses relate to derivative instruments that hedge our production in future months. The gain or loss that is associated with derivative instruments that hedge current production is recognized in net income and is not eliminated in determining adjusted net income (loss). The adjustment better matches derivative gains or losses with the period when the underlying hedged production occurs.

ENERGY PARTNERS, LTD.
CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
OPERATING ACTIVITIES
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$34,445	$(3,963)	$40,756	$(6,537)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	22,731	41,718	84,785	133,691
Accretion	1,111	1,127	3,254	3,330
Unrealized (gain) loss on derivative contracts	(29,784)	1,492	(780)	(415)
Non-cash compensation	1,274	2,132	4,076	6,736
Non-cash loss on early extinguishment of debt	-	-	-	3,398
Deferred income taxes	19,586	(2,010)	22,687	(3,433)
Gain on sale of oil and natural gas assets	(268)	2,428	(6,879)	(4,592)
Dryholes and impairments	746	20,986	24,495	72,774
Amortization of deferred financing costs	432	389	1,270	954
Gain on insurance recoveries	-	-	-	(8,084)
Other	451	461	1,388	1,291
Changes in operating assets and liabilities:
Trade accounts receivable	38,257	2,629	31,368	5,959
Other receivables	-	60	-	56,406
Prepaid expenses	681	1,370	1,436	1,145
Other assets	(2,502)	95	(1,616)	(1,620)
Accounts payable and accrued expenses	20,889	(4,907)	25,374	(29,428)
Other liabilities	(6,237)	(1,402)	(10,379)	(1,666)

Net cash provided by operating activities	$101,812	$62,605	$221,235	$229,909

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	101,812	62,605	221,235	229,909
Changes in working capital	(51,088)	2,155	(46,183)	(30,796)
Non-cash exploration expenditures and impairments	(746)	(20,986)	(24,495)	(72,774)
Total exploration expenditures, dry hole costs and impairments	2,715	22,692	31,195	81,868
Discretionary cash flow	$52,693	$66,466	$181,752	$208,207

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.
SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

PRODUCTION AND PRICING
Net Production (per day):
Oil (Bbls)	5,189	8,271	5,994	8,862
Natural gas (Mcf)	42,445	92,579	51,687	98,322
Total (Boe)	12,263	23,701	14,608	25,249
Average Sales Prices:
Oil (per Bbl)	$114.61	$70.89	$107.67	$61.09
Natural gas (per Mcf)	10.22	6.62	9.95	7.17
Average (per Boe)	83.87	50.60	79.38	49.37
Oil and Natural Gas Revenues (in thousands):
Oil	$54,712	$53,941	$176,829	$147,802
Natural gas	39,914	56,386	140,894	192,511
Total	94,626	110,327	317,723	340,313

Impact of Derivatives (1):
Oil (per Bbl)	$52.40	$(0.92)	$9.90	$(1.27)
Natural gas (per Mcf)	0.75	0.06	(0.04)	0.18

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$14.19	$8.73	$11.21	$7.72
Depreciation, depletion and amortization	20.15	19.13	21.18	19.40
Accretion expense	0.98	0.52	0.81	0.48
Taxes, other than on earnings	2.69	1.09	2.18	1.08
General and administrative	10.68	5.72	8.72	7.02

(1) The derivative amounts are included in Other income (expense) in the consolidated statements of operations and represent the current fair value of future settlements.

ENERGY PARTNERS, LTD.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,601	$8,864
Trade accounts receivable	14,754	47,081
Deferred tax asset	5,826	3,865
Prepaid expenses	5,258	6,698
Total current assets	41,439	66,508

Property and equipment, at cost under the successful efforts method of accounting for oil and natural gas properties	1,683,973	1,547,003
Less accumulated depreciation, depletion and amortization	(908,267)	(824,397)
Net property and equipment	775,706	722,606

Other assets	17,169	15,556
Deferred financing costs -- net of accumulated amortization	9,068	10,186
	$843,382	$814,856

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,891	$14,369
Accrued expenses	101,496	104,555
Fair value of commodity derivative instruments	12,946	9,124
Total current liabilities	125,333	128,048

Long-term debt	454,501	484,501
Deferred income taxes	45,537	20,880
Asset retirement obligation	68,148	73,350
Fair value of commodity derivative instruments	-	4,602
Other	1,408	1,505
Commitments and contingencies
	694,927	712,886

Stockholders’ equity:
Preferred stock, $1 par value. Authorized 1,700,000 shares; no shares issued and outstanding	-	-
Common stock, par value $0.01 per share. Authorized 100,000,000 shares; issued: 2008 - 44,301,044 shares; 2007 - 43,980,644 shares; outstanding, net of treasury shares: 2008 - 32,061,058 shares; 2007 - 31,740,658 shares	444	441
Additional paid-in capital	380,601	374,874
Retained earnings (accumulated deficit)	25,766	(14,989)
Treasury stock, at cost. 2008 -- 12,239,986 shares; 2007 -- 12,239,986 shares	(258,356)	(258,356)
Total stockholders’ equity	148,455	101,970
	$843,382	$814,856

CONTACT:
Energy Partners, Ltd.
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953